Exhibit 99.1

PRESS RELEASE

Shore Bancshares, Inc. Announce New Board Member

Easton, Maryland (12/22/2020) - Shore Bancshares, Inc. (the “Company”) (NASDAQ-SHBI) today announced the appointment of Dawn M. Willey as a director of both the Company and Shore United Bank, the Company’s wholly-owned bank subsidiary, effective January 1, 2021.

Mrs. Willey is an independent director pursuant to applicable NASDAQ rules and has no material relationship with the Company. This director appointment brings the total number of directors to 11 for both the Company and Shore United Bank.

“We are very pleased to add Dawn to our Board of Directors,” said Lloyd L. “Scott” Beatty, Jr., President and Chief Executive Officer. “She brings significant financial services experience to our board with particular expertise in executive leadership, technology application, strategic planning, business growth leadership and operational risk management”.

Dawn M. Willey

Mrs. Willey (age 58) was the founding CEO of Bridgeforce Inc., a trusted advisor to many of the largest lenders in the world. Mrs. Willey retired in 2013 and served as Board Chairperson through 2019. Mrs. Willey has also served on the Board of Katabat, a financial service SAS cloud computing company until its sale in 2020. Prior to launching an entrepreneurial career in 2000, Mrs. Willey held the position of Executive Vice President with MBNA, later purchased by Bank of America. During her 16-year career with MBNA, Mrs. Willey was responsible for the oversight and implementation of a variety of operations including: portfolio risk strategies, investment evaluation and development of strategic business technology initiatives for collections, fraud, credit acquisition and portfolio risk management.

Mrs. Willey has a Bachelor of Arts degree from the University of Delaware.

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Contact: Edward Allen, Executive Vice President, Chief Financial Officer, 410-763-7800